Exhibit 99.1

Contacts:
Vringo, Inc.	Investor Relations Firm:
Jonathan Medved	Crescendo Communications, LLC
CEO	John J. Quirk / David K. Waldman
Email: jon@vringo.com	Email: vrng@crescendo-ir.com
Phone: +1 646-525-4319 x 2501	Phone: +1 212-671-1020

FOR IMMEDIATE RELEASE

Vringo Reports 2010 Third Quarter Results

November 15, 2010 – NEW YORK – Vringo, Inc. (NYSE Amex: VRNG), a provider of video ringtones and personalization solutions for mobile devices, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter Highlights

•	Third quarter revenues of $54,000, compared to $9,000 in the third quarter of 2009

•	Number of subscribers in commercial launches now exceeds 150,000

•	Signed agreement with Everything Everywhere Limited, the company which operates the Orange UK and T-Mobile UK mobile services – first tier-1 carrier deal

•	Carrier agreement signed with StarHub, a mobile carrier in Singapore

•	Major content agreements closed with Muhammad Ali Enterprises and superstar DJ Tiesto to support launches

Jon Medved, Chief Executive Officer, commented, “We are pleased with Vringo’s 2010 third quarter results and operational accomplishments. Following our successful IPO at the end of the second quarter, we were able to put the funds raised in our IPO to work to fully fund our operations, which has resulted in important new carrier and content agreements during the quarter while we continue to grow our paid subscriber base and set the stage for continuing growth. Specifically, I would point to milestone agreements including the plans to launch with Orange in the UK, StarHub in Singapore, Verizon in the US, and Vodafone across eight European countries as strong evidence that Vringo is coming in a big way to major Western and advanced mobile markets.”

“We believe we will see tangible top-line results beginning in the first half of 2011 as a result of these launches which will significantly expand our addressable market,” said Medved.

Andrew Perlman, President, said, “This past quarter we focused on setting our business up to launch in the U.K. – our first tier-1 market. As we move into 2011, the penetration and adoption by users in new major market launches will be a key driver of our financial performance. We believe subscriber growth will be robust as a result of the planned launch agreements that we have recently announced. Our recent crossing of the 100,000 subscriber mark in Malaysia with Maxis underscored the potential for our upcoming launches. Since we reached the critical one percent penetration of mobile subscribers with

Maxis in less than one year, we are optimistic about reaching similar success with our new carrier partners.”

Perlman continued, “In addition, we believe the planned launch of our new T-Pain application, scheduled for release in the near future, has the potential to be very successful and also demonstrates the robustness of the Vringo application platform. T-Pain’s first application for the iPhone was one of the most successful app launches ever, and we have high expectations for this new joint app launch.”

Revenue for the three months ended September 30, 2010, was $54,000 as compared to $9,000 for the three months ended September 30, 2009, a 500 percent increase. Revenue for the quarter increased 22.7 percent sequentially compared to $44,000 for the three months ended June 30, 2010. Operating loss for the three months ended September 30, 2010, was $1.7 million, as compared to $1.1 million for the three months ended September 30, 2009. The increase in operating loss was primarily due to an increase in general & administrative expenses as the company experienced its first complete quarter as a public company as well as the hiring of additional personnel to support increased geographical coverage of its service. In addition, research and development expenses increased as the Vringo application platform was made compatible with the next generation of cellular phones. To a lesser extent, sales and marketing expenses increased as we raised awareness among end-users of the Vringo service and launched our service in new markets. Net loss for the three months ended September 30, 2010, was $2.8 million, or $0.50 per share, compared to a net loss of $1.2 million, or $3.38 per share, for the three months ended September 30, 2009, based on 5,574,992 and 366,782 weighted average shares of common stock, respectively.

Revenue for the nine months ended September 30, 2010, was $128,000, as compared to $9,000 for the nine months ended September 30, 2009, an increase of 1,322 percent. Operating loss for the nine months ended September 30, 2010, was $4.7 million, as compared to $3.6 million for the nine months ended September 30, 2009. Net loss for the nine months ended September 30, 2010, was $9.4 million, or $4.14 per share, as compared to a net loss of $4.1 million, or $11.20 per share, for the nine months ended September 30, 2009, based on 2,276,447 and 366,782 weighted average shares of common stock, respectively.

At September 30, 2010, the company had cash and cash equivalents of $7.4 million, working capital of $5.6 million and stockholders’ equity of $76,000.

Third Quarter Operational Highlights

During the third quarter, Vringo signed agreements with (i) Everything Everywhere Limited, the company which operates the T-Mobile UK and Orange UK mobile services, to launch a commercial service initially with Orange in the UK, and (ii) with StarHub to launch a commercial service in Singapore.

Vringo initiated a billing agreement earlier in the quarter with Retromedya to support expansion in Turkey to all mobile customers. In addition, Vringo signed content agreements during the third quarter with FusionSports Marketing Group, Muhammad Ali Enterprises and Tiesto.

Vringo also initiated a marketing program with partner RTL Belgium, a unit of Bertelsmann, to highlight the launch of the Vringo mobile personalization platform through new video advertisements for television use and on the Web through PlugRTL.

Post-Quarter Operational Highlights

Following the end of the quarter, Vringo signed an agreement with Vodaphone to launch a free trial download service, and expected to shortly offer a paid commercial service, via the Vodaphone App Store in eight countries: Germany, Greece, Ireland, Italy, Netherlands, Portugal, Spain and the UK. Vringo also commenced paid content distribution via Nokia’s Ovi store in the UK.

Vringo further enhanced its UK launch capabilities with an agreement with Bango, a mobile billing service provider, to provide direct billing functionality for all UK mobile operators.

Conference Call

Vringo will host a conference call today (Monday, November 15, 2010) at 4:30 p.m. ET. During the call, management will discuss the Company’s quarterly performance and financial results. The telephone number for the conference call is +1-866-353-3323 (U.S. callers) or +1-706-643-6902 (international callers); reference conference ID 23574359.

A live webcast of the call will also be available on the Company’s website at http://ir.vringo.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software. A webcast archive will be available for 90 days on the Company’s website, and a telephone replay of the call will be available beginning approximately two hours following the call through 11:59 p.m. Tuesday, February 15, 2011, and can be accessed by calling +1-800-642-1687 (U.S. callers) or +1-706-645-9291 (International callers) and entering conference ID 23574359.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a results of new information, future events or otherwise, except as required by law.

About Vringo

Founded in 2006, Vringo (NYSE Amex: VRNG) is bringing about the evolution of ringtones. With its award-winning video ringtone application and mobile software platform, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. By installing Vringo’s application, which is compatible with more than 200 handsets, users can create or take video, images and slideshows from virtually anywhere and make it into their personal call signature. Vringo’s patented VringForward™ technology allows users to share video clips with friends with a simple call. Vringo has launched its service with various international mobile operators and dozens of content partners, and maintains a library of more than 5,000 video ringtones. For more information, visit http://ir.vringo.com.

For more information about how video ringtones work, visit www.vringo.com/p_video_ringtones.html.

– end of text –

– financial tables follow –

Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except share and per share data)

	Three months ended September 30,		Nine months ended September 30,		Cumulative from inception to September 30, 2010
	2010	2009	2010	2009
	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$

Revenue	54	9	128	9	148

Costs and Expenses*
Cost of revenue	64	17	131	17	162
Research and development	630	455	1,736	1,493	10,120
Sales and marketing	475	373	1,515	1,268	8,039
General and administrative	558	245	1,413	819	5,843

Total operating expenses	1,727	1,090	4,795	3,597	24,164

Operating loss	1,673	1,081	4,667	3,588	24,016

Non-operating income	(3)	(17)	(450)	(32)	(915)
Interest and amortization of debt discount expense	155	149	4,164	470	4,992
Non-operating expenses	993	12	1,008	11	1,106
Loss on extinguishment of debt	—	—	—	—	321

Loss before taxes on income	2,818	1,225	9,389	4,037	29,520

Income tax expense	14	16	52	54	46

Net loss for the period	2,832	1,214	9,441	4,091	29,566

Basic and diluted net loss per common share	(0.50)	(3.38)	(4.14)	(11.20)	(44.24)

Weighted average number of shares used in computing basic and dilutive net loss per common share	5,574,992	366,782	2,276,447	366,782	668,308

*	The amount recorded for the three and six months ended September 30, 2010, and 2009, and the cumulative period from inception include $147, $297, $45, $120 and $843, respectively, to related parties.

The notes in the Company’s Form 10-Q filed with the U.S. Securities and Exchange Commission form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands except share and per share data)

	September 30,	December 31,
	2010	2009
	U.S.$	U.S.$

Current assets
Cash and cash equivalents	7,394	744
Prepaid expenses and other current assets	174	46
Accounts receivable	91	2
Deferred stock issuance costs	—	100
Short-term deposit (restricted)	20	2,602
Deferred tax assets – short-term	25	24

Total current assets	7,704	3,518

Long-term deposit	10	12

Property and equipment, at cost, net of $372 and $306 accumulated depreciation as of September 30, 2010, and December 31, 2009, respectively	181	179

Deferred tax assets – long-term	87	80

Total assets	7,982	3,789

Current liabilities
Accounts payable and accrued expenses*	524	876
Accrued compensation	342	304
Current maturities of venture loan	1,210	557
Bridge notes	—	1,912

Total current liabilities	2,076	3,649

Long-term liabilities
Accrued severance pay	343	334
Venture loan	2,247	3,146
Derivative liabilities on account of warrants	3,240	1,070

Total long-term liabilities	5,830	4,550

*	Amounts recorded as of September 30, 2010, and December 31, 2009, include $55 and $46 to a related party, respectively.

Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands except share and per share data)

	September 30,	December 31,
	2010	2009
	U.S.$	U.S.$

Commitments and contingencies

Temporary equity
Series B convertible and redeemable preferred stock, $0.01 par value per share; 4,900,000 authorized; 765,465 shares issued and outstanding as of September 30, 2010, (liquidation preference of, and redeemable at, the greater fair value or $15.831 per share, or $12.1 million, plus declared but unpaid dividends, if any)	—	11,968

Stockholders’ equity (deficit)

Common stock, $0.01 par value per share 28,000,000 and 14,000,000 authorized; 5,109,407 and 366,782 (post-split) issued and outstanding as of September 30, 2010, and December 31, 2009, respectively	51	22

Series A convertible preferred stock, $0.01 par value per share; 2,353,887 authorized; 0 and 392,314 issued and outstanding as of September 30, 2010, and December 31, 2009, respectively (liquidation preference of $6.00 per share, or $2.35 million, plus declared but unpaid dividends, if any)	—	24

Additional paid-in capital	29,591	3,701

Deficit accumulated during development stage	(29,566)	(20,125)

Total stockholders’ equity (deficit)	76	(16,378)

Total liabilities and stockholders’ equity	7,982	3,789

The notes in the Company’s Form 10-Q filed with the U.S. Securities and Exchange

Commission form an integral part of these consolidated financial statements.

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